SECURITIES AND EXCHANGE COMMSSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                             Commission File Number     0-17412

                           NOTIFICATION OF LATE FILING

         (Check  One):     Form  10-K    Form  11-K    Form  20-F    Form 10-Q
                                                                     ---------
 Form N-SAR
         For Period Ended:  September 30, 1999
                            --------------------------------

    Transition Report on Form 10-K            Transition Report on Form 10-Q
    Transition Report on Form 20-F            Transition  Report  on  Form N-SAR

    Transition Report on Form 11-K
          For the Transition Period Ended:
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          Read attached instruction sheet before preparing form. Please print or type.

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: Secured Income L.P.
                         ---------------------------------------

Former name if applicable:
                         ---------------------------------------

Address of principal executive office (Street and number)
            599 W. Putnam Avenue
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City, state and zip code:  Greenwich, CT  06830
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                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     XX   (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     XX   (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed  on or  before  the  15th  calendar  day  following  the
               prescribed  due  date;  or  the  subject   quarterly   report  or
               transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


Additional third party information is necessary for a complete and accurate filing.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
        Neal Ludeke                             203                869-0900
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         (Name)                             (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         Yes        No
                                                        -----

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                         Yes        No
                                                                  ------

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                               Secured Income L.P.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  11/16/99               By  /s/ Neal Ludeke
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               Instruction.  The form may be signed by an  executive  officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of
          the  registrant  by  an  authorized   representative  (other  than  an
          executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.